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                      October 5, 2023

       Huiling Ying
       Chief Executive Officer
       ChinaCache International Holdings Ltd.
       No 8 Zhuyuan 3rd Street, Area 3
       Tianzhu Comprehensive Bonded Zone
       Shunyi District, Beijing, China

                                                        Re: ChinaCache
International Holdings Ltd.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-34873

       Dear Huiling Ying:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Lawrence Venick